Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

November 10, 2014

Barclays PLC,

    1 Churchill Place,

        London E14 5HP,

            United Kingdom.

Ladies and Gentlemen:

We have acted as your United States tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of $2,000,000,000 of 2.75% Fixed Rate Senior Notes due 2019 (the “Notes”) of Barclays PLC, an English public limited company (the “Bank”). We hereby confirm to you that our opinion is as set forth under the caption “U.S. Federal Income Tax Considerations” in the prospectus supplement dated November 3, 2014 (the “Prospectus Supplement”) to the prospectus dated May 2, 2014, included in the Registration Statement on Form F-3 relating to the Notes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP